PROMISSORY NOTE

U.S.$25,000.00	Denver, Colorado
August 3, 2016

FOR VALUE RECEIVED, WestMountain Gold, Inc., a Colorado corporation (“Payor”) with an address of 120 East Lake Street, Suite 401, Sandpoint, ID 83864, promises to pay to the order of James W. Creamer III, with an address of 1622 Monroe Street, Denver, CO  80206 (“Holder”, which term will include any transferee of this Note), the principal sum of twenty five thousand and no/100 United States dollars (U.S. $25,000.00), and interest on the principal outstanding principal balance from the date hereof at the rate of five percent (5%) per annum, compounded annually. Interest shall be computed on the basis of a year of three hundred sixty-five (365) days for the actual number of days elapsed.

1.     The outstanding principal balance, together with all accrued interest thereon, shall be due and payable on August 31, 2016 (the “Maturity Date”).

2.     If any of the following events shall occur, the outstanding principal balance of this Note together with accrued interest thereon shall be due and payable: any amount owing under this Note is not paid when due; a default under any other provision of this Note or under any guarantee or other agreement providing security for the payment of this Note; a breach of any representation or warranty under this Note or under any such guarantee or other agreement; the liquidation, dissolution, death or incompetency of Payor or any individual, corporation, partnership or other entity guaranteeing or providing security for the payment of this Note; the failure to make any payment when due under the terms of any debenture, note, or other evidence of indebtedness for money borrowed to be paid by Payor and such failure shall continue beyond any period of grace provided with respect thereto;  the sale of a material portion of the business and assets of Payor or any corporation, partnership or other entity guaranteeing or providing security for the payment of this Note; the filing of a petition under any bankruptcy, insolvency or similar law by Payor or by any individual, corporation, partnership or other entity guaranteeing or providing security for the payment of this Note; the making of any assignment for the benefit of creditors by Payor or by any individual, corporation, partnership or other entity guaranteeing or providing security for the payment of this Note; the filing of a petition under any bankruptcy, insolvency or similar law against Payor or against any individual, corporation, partnership or other entity guaranteeing or providing security for the payment of this Note and such petition not being dismissed within a period of thirty (30) days of the filing.

3.     The outstanding balance of any amount owing under this Note which is not paid when due shall bear interest at the rate of twelve percent (12%) per annum above the rate that would otherwise be in effect under this Note.

4.     Notwithstanding any other provision of this Note, interest under this Note shall not exceed the maximum rate permitted by law; and if any amount is paid under this Note as interest in excess of such maximum rate, then the amount so paid will not constitute interest but will constitute a prepayment on account of the principal amount of this Note.  If at any time the interest rate under this Note would, but for the provision of the preceding sentence, exceed the maximum rate permitted by law, then the outstanding principal balance of this Note shall, on demand by the Holder of this Note, become and be due and payable.

5.     All payments of principal and interest shall be made in lawful currency of the United States of America in immediately available funds before 3:00 p.m Denver, CO time on the due date thereof at

1622 Monroe Street, Denver, CO  80206
for the account of James W. Creamer III
in such manner as the Holder of this Note designates.

6.     All payments under this Note shall be made without defense, set-off or counterclaim, free and clear of and without deduction for any taxes of any nature now or hereafter imposed.

7.     Payor agrees to pay all expenses of collecting and enforcing this Note and any guarantee or collateral securing this Note, including, without limitation, expenses and fees of legal counsel, court costs and the cost of appellate proceedings.

8.     This Note and the obligations of Payor shall be governed by and construed in accordance with the law of the State of Colorado, U.S.A.  For purposes of any proceeding involving this Note or any of the obligations of Payor, Payor hereby submits to the non-exclusive jurisdiction of the courts of the State of Colorado having jurisdiction in the County of Larimer State of Colorado, and agrees not to raise and waives any objection to or defense based upon personal jurisdiction or the venue of any such court and any objection or defense based upon forum non conveniens.  Payor agrees not to bring any action or other proceeding with respect to this Note or with respect to any of its obligations in any other court unless such courts of the State of Colorado determine that they do not have jurisdiction in the matter.

9.     Payor waives presentment for payment, demand, protest and notice of protest and of non-payment.

10.   The failure or delay by the Holder of this Note in exercising any of its rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance.  The Holder of this Note may not waive any of its rights except by an instrument in writing signed by the Holder.

11.   Payor may prepay all or any portion of the principal of this Note at any time and from time to time without premium or penalty.  Any such prepayment shall be applied against the installments of principal due under this Note in the inverse order of their maturity and shall be accompanied by payment of accrued interest on the amount prepaid to the date of prepayment.

12.   This Note may not be amended without the written approval of the holder.

WESTMOUNTAIN GOLD, INC.

By: _/s/ Gregory Schifrin

Name: Gregory Schifrin

Title: President & CEO

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